Exhibit 99.1

DRI Corporation to Present at 19th Annual Wall Street Analyst Forum

  Company Presentation Slated Sept. 8, 2008, at 9:50 a.m. (Eastern) in New York
  Presentation Available Via Webcast

DALLAS--(BUSINESS WIRE)--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, announced today that David L. Turney, the Company’s Chairman, President and Chief Executive Officer, will be presenting at the 19th Annual Wall Street Analyst Forum on Sept. 8, 2008, at 9:50 a.m. (Eastern) at The University Club in New York.

Individuals who are interested in listening to Mr. Turney’s presentation when it is broadcast live over the Internet next week should plan to sign in via the “Investor Relations” section of DRI’s Web site, www.digrec.com, or go directly to http://www.wsw.com/webcast/wsaf7/tbus/.

For those unable to listen to the live broadcast, a replay of the presentation will be available for approximately 90 days following the event.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell™ video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statements concerning the potential impact on the Company’s perceived value as a result of participating in investor relations conferences and meetings, as well as any statement, express or implied, concerning future events or expectations which use words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” etc., are forward-looking statements. These forward looking statements are subject to risks and uncertainties, including risks that our participation in investor relations conferences and meetings may not prove beneficial to the Company, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 31, 2008, and as updated in our Quarterly Report on Form 10-Q filed Aug. 14, 2008, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Manager, Corporate Communications
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com
or
Sharon Merrill Associates, Inc. Contact:
David C. Calusdian
Executive Vice President and Partner
Phone: (617) 542-5300
Fax: (617) 423-7272
E-Mail: tbus@investorrelations.com